UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2013

Date of Report

(Date of earliest event reported)

Teleconnect Inc.

(Exact name of registrant as specified in its charter)

Florida	0-230611	90-0294361
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Oude Vest 4

4811 BD Breda

The Netherlands

(Address of principal executive offices)

Registrant's telephone number, including area code:  011-31-630-048-023

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 31st, 2013, Teleconnect Inc. (the “Company”) entered into an agreement with the Trustee of 2,293,067 shares, representing 24.14% of the Company’s issued and outstanding shares, in the name of Hombergh Holdings BV and Quick Holdings BV, such that these shares are repurchased by the Company for a total of €500,000 payable as described below.

In exchange, the Trustee has agreed to irrevocably forgo his right to claim the return of €7,608,938 in relation to loans made to Teleconnect by Hombergh Holdings BV and Quick Holdings BV and the associated interest generated up to the date of the agreement on receipt of a €200,000 installment which was paid with the signing of the agreement. The second installment of €200.000 will be paid to the Trustee on or before September 30th, 2013 and the third installment of €100,000 will be made effective on or before November 30th, 2013. The trustee will return the share certificates to Teleconnect in the following proportions; 2/5ths after receiving the first installment, 2/5ths after receiving the second installment and 1/5th after reception of the third installment.

The Board of Directors of the Company has approved this agreement and believes it to be in the best interest of the Company and all its shareholders that the shares be repurchased and that the total debt owed to the Trustee be removed from Teleconnect’s accounting.

There were no underwriting discounts or commissions paid in connection with the above described repurchase.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2013

Teleconnect Inc.
/s/ Dirk L. Benschop
Dirk L. Benschop, President